Exhibit 99.1

PRESS RELEASE

07/25/17
Carlisle Reports Second Quarter 2017 Results

•	Record Second Quarter Net Sales of $1,071.7 million

•	Second Quarter Reported Earnings per Share from Continuing Operations of $1.58, including $0.09 of restructuring and facility rationalization costs

SCOTTSDALE, ARIZONA, July 25, 2017 - Carlisle Companies Incorporated (NYSE:CSL) reported record net sales of $1,071.7 million for the second quarter ended June 30, 2017, a 7.5% increase from $996.9 million in the second quarter of 2016. Net sales from acquisitions contributed a total of 4.2% to net sales in the quarter. Organic net sales grew 4.0% (organic net sales are defined as net sales excluding both sales from acquisitions within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Foreign exchange had a negative impact to net sales of 0.7%.

Income from continuing operations in the second quarter 2017 declined 11% from the second quarter 2016 to $102.3 million. The quarterly decline was primarily due to sales and margin declines in the Carlisle Interconnect Technologies (CIT) segment as a result of technology changes in aerospace in-flight communication and customer in-sourcing, and unfavorable price and raw material cost dynamics in the Carlisle Construction Materials (CCM) segment. Partially offsetting the year-over-year earnings decline were higher net sales volume at CCM, increased earnings at Carlisle FoodService Products (CFS) including the recent San Jamar acquisition, and savings from the Carlisle Operating System (COS). The quarter also included approximately $5.6 million of after-tax charges related to facility rationalization and plant restructuring projects at CIT and the Carlisle Brake & Friction (CBF) segments. On a per share basis, income from continuing operations in the second quarter 2017 decreased 10% to $1.58 per diluted share, from $1.75 per diluted share in the prior year.

(in millions, except per share amounts)	Q2 2017	Q2 2016	Increase (Decrease)	YTD Q2 2017	YTD Q2 2016	Increase (Decrease)
Net Sales	$1,071.7	$996.9	7.5%	$1,929.0	$1,790.9	7.7%
Income from continuing operations, net of tax	$102.3	$115.3	(11.3)%	$163.8	$183.8	(10.9)%
Diluted earnings per share from continuing operations	$1.58	$1.75	(9.7)%	$2.52	$2.80	(10.0)%

Earnings before interest and income taxes (EBIT)	$158.8	$178.9	(11.2)%	$255.5	$289.5	(11.7)%

All financial and percentage comparisons in the Company’s second quarter 2017 reporting are made to the same quarter of the previous year, unless otherwise stated.

Comment

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “Carlisle’s second quarter of 2017 set a record mark for sales, surpassing the $1 billion mark in quarterly sales for the first time in Carlisle’s 100-year history. CCM continued to drive superior sales growth in a favorable U.S. commercial roofing market, and exceeded growth expectations during the first half of 2017. CCM continued to deliver solid EBIT performance despite challenging competitive pricing pressures and a rising raw material cost environment. The CFS team delivered another strong performance in the quarter driving record organic EBIT margins while continuing to make significant progress with the integration of San Jamar. Strong sales performance occurred at CBF, an encouraging sign that we may have reached the bottom of our four year downturn in global commodity markets and corresponding weakness in demand for off highway mobile equipment. CFT demonstrated solid improvements in the quarter, with the positive sales momentum expected to continue into the second half of the year.

“As expected, performance at CIT very closely resembled the first quarter of 2017. The commercial aerospace challenges described in the first quarter earnings release remained key contributors to the second quarter segment underperformance. Sales of legacy in-flight entertainment (IFE) products continued their decline throughout the quarter, while sales of satellite connectivity (IFC or SatCom) products increased approximately 50% sequentially, and are anticipated to improve sequentially for the next several quarters. On a positive note, outside of IFE and SatCom, the airframe, avionics, engine, test and measurement, and medical product lines are on track to meet our expectations for the year. CIT remains well-positioned to capitalize on future growth in their key markets, drive introduction of new products and continue to aggressively pursue operational efficiencies.

“As evidenced by the recent acquisitions of San Jamar (CFS), Arbo (CCM), and Drexel Metals (CCM), we continue to deploy capital in pursuit of accretive M&A opportunities. During the quarter, we paid $23.1 million in dividends, and repurchased $150.0 million of Carlisle shares. Consistent with our share repurchase philosophy, we would anticipate further share repurchases of approximately $100 million in the second half of 2017. In furtherance of our stated objectives to optimize our capital structure, we will continue to make investments in our businesses, return capital to shareholders through consistent quarterly dividends and share repurchases, and maintain flexibility with our balance sheet to support continued growth through acquisitions.

“Carlisle Construction Materials (CCM) achieved record net sales of $631.2 million, an 8.4% increase over prior year reflecting an organic net sales increase of 8.0% and acquisition growth of 0.7%. EBIT margin in the second quarter of 2017 was very strong at 20.4%. Sales volume was driven by high single digit growth experienced in the U.S. non-residential roofing markets. The year-over-year EBIT decline of 3.1% was primarily due to unfavorable price and raw material cost dynamics, partially offset by higher net sales volume and COS savings.

“On July 5th we announced the acquisition of Drexel Metals, Inc. (Drexel Metals), a leading provider of architectural standing seam metal roofing systems for commercial, institutional and residential applications. The Drexel Metals acquisition is consistent with CCM’s strategy of expanding into premium building envelope products in attractive growth markets. We are pleased to welcome the Drexel Metals team to Carlisle.

“Favorable conditions in the U.S. commercial roofing market are expected to continue throughout the year. For full year 2017, we are increasing CCM’s outlook to high single digit net sales growth rates from our previously stated mid-to-high single digit levels. CCM remains committed to maintaining price discipline in their markets.

“Carlisle Interconnect Technologies (CIT) net sales in the second quarter 2017 declined 3.6% versus prior year reflecting acquisition growth of 7.3%, and an organic net sales decline of 10.7%. Fluctuations from foreign exchange had a negative impact to net sales of 0.2%. The organic net sales decrease was primarily due to softness experienced in the IFE markets, and lower volumes driven by the continued in-sourcing initiative by a large commercial aerospace customer. Second quarter EBIT declined 49% primarily related to the sales volume reductions, unfavorable mix, and $5.6 million of pre-tax facility rationalization and plant restructuring costs. Savings are expected to be generated from these operational efficiency improvement efforts beginning in 2018.

“The challenging IFE market conditions have been greater than originally estimated. The in-sourcing efforts by a large commercial aerospace customer have exceeded our previous estimates; moreover, within our customer segment, the pace of our ramp up of SatCom sales have not met previous expectations. Based on these three factors, the 2017 net sales outlook for CIT has been reduced from growing mid-single digits, to declining mid-single digits versus prior year.

“Carlisle FoodService Products (CFS) achieved record net sales of $87.8 million, a 38% increase over prior year reflecting acquisition growth of 36%, and an organic net sales increase of 2.6%. EBIT increased 48% to a record $12.1 million, including an earnings contribution of $2.6 million from the San Jamar acquisition. CFS recorded its eighth consecutive quarter of year-over-year organic sales and earnings growth.

“CFS remains focused on the execution of its strategies of operational excellence, sales growth, and the successful integration of San Jamar. We expect CFS to achieve 2017 full year net sales growth of approximately 40%, inclusive of San Jamar.

“Carlisle Fluid Technologies (CFT) net sales in the quarter increased 4.1% versus prior year reflecting organic sales growth of 7.9% offset by a 3.8% negative impact from foreign exchange rates. Sales volume increases in the Americas were driven by strong sales of standard products and systems in the general industrial and automotive refinishing end markets. Partially offsetting the Americas performance were lower volumes in Asia Pacific and EMEA primarily due to the timing of systems sales. Second quarter 2017 EBIT increased 2.7% driven by higher sales volume, COS savings, and non-recurring restructuring costs recorded in the second quarter of 2016 that did not repeat, partially offset by the continuation of ongoing investments to position the business for future growth and margin improvement.

“The outlook across CFT’s largest global end markets continue to showcase favorable conditions, and our expectations for net sales growth remain in the mid-single digit percent range for 2017.

“Carlisle Brake & Friction (CBF) net sales increased 9.0% in the quarter reflecting an organic net sales increase of 10.5% and a negative impact from fluctuations in foreign exchange rates of 1.5%. CBF experienced double digit sales growth in their key end markets of construction, agriculture, and mining. Collectively, the sales growth for these key end markets was approximately 22%. EBIT declined 71% as a result of unfavorable product mix, higher raw material costs, and $1.7 million of pre-tax costs related to the previously announced closure of the Tulsa, OK manufacturing facility.

“We remain cautiously optimistic that we have reached the bottom of the cycle in our key end markets, and look to see continuation of this improvement for the remainder of the year. The CBF team remains focused on driving sales growth from new products and customers, and we now expect CBF to achieve mid-single digit net sales growth in 2017.”

Koch concluded by stating, “In this our 100th anniversary year, we are planning for total net sales growth to be in the mid-to-high single digit percent range. The downward revision to the 2017 sales guidance is a result of the previously described challenges at CIT that are expected to continue throughout the remainder of the year. We expect capital expenditures will be approximately $125 to $150 million as investments identified for expansion at CCM, CIT, and CFT move forward, and the additional cost reduction improvements at CBF related to their footprint rationalization efforts continue. We remain favorably positioned with our liquidity and strong balance sheet to continue to pursue growth opportunities both organically and through acquisitions, while returning value to shareholders.”

Cash Flow

Cash flow provided from operations of $134.7 million for the six months ended June 30, 2017 was $45.2 million lower than cash provided of $179.9 million for the prior year period primarily due to lower net income and an increase in cash usage for working capital to support organic sales growth.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $68.6 million in the six months ended June 30, 2017, a decrease of $65.4 million versus the prior year. The decrease in free cash flow was primarily attributable to lower net income, a greater usage of cash for working capital, and higher capital expenditures versus the prior year. For the full year, we expect free cash flow conversion to be approximately 100%.

Net cash used in investing activities of $291.9 million for the six months ended June 30, 2017 included $225.9 million used primarily for the acquisitions of San Jamar and Arbo, net of cash acquired.

As of June 30, 2017, we had $139.8 million cash on hand and $890 million of availability under our revolving credit facility.

During the six months ended June 30, 2017, we utilized $150.0 million in cash to repurchase approximately 1.5 million shares of Carlisle stock. The year-to-date share repurchase activity occurred in the second quarter of 2017.

Conference Call and Webcast

The Company will discuss second quarter 2017 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, energy, agriculture, mining, construction, aerospace, defense, foodservice, healthcare, sanitary maintenance, transportation, industrial, protective coating and auto refinishing. Carlisle’s worldwide team of employees generated $3.7 billion in net sales in 2016. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President of Investor Relations, Secretary & General Counsel
Carlisle Companies Incorporated
(480) 781-5000
http://www.carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions except share and per share amounts)	2017	2016	2017	2016
Net sales	$1,071.7	$996.9	$1,929.0	$1,790.9

Cost of goods sold	757.7	675.7	1,367.3	1,224.3
Selling and administrative expenses	141.6	131.5	281.3	255.6
Research and development expenses	13.9	12.0	26.7	23.3
Other income, net	(0.3)	(1.2)	(1.8)	(1.8)
Earnings before interest and income taxes	158.8	178.9	255.5	289.5

Interest expense, net	7.1	8.2	13.7	16.6
Earnings before income taxes from continuing operations	151.7	170.7	241.8	272.9

Income tax expense	49.4	55.4	78.0	89.1
Income from continuing operations	102.3	115.3	163.8	183.8

Discontinued operations:
(Loss) income before income taxes	(0.1)	(0.1)	0.4	(0.1)
Income tax (benefit) expense	(0.1)	—	0.1	—
(Loss) income from discontinued operations	—	(0.1)	0.3	(0.1)

Net income	$102.3	$115.2	$164.1	$183.7

Basic earnings per share attributable to common shares (1)
Income from continuing operations	$1.59	$1.78	$2.53	$2.84
Income from discontinued operations	—	—	—	—
Basic earnings per share	$1.59	$1.78	$2.53	$2.84

Diluted earnings per share attributable to common shares (1)
Income from continuing operations	$1.58	$1.75	$2.52	$2.80
Income from discontinued operations	—	—	—	—
Diluted earnings per share	$1.58	$1.75	$2.52	$2.80

Average shares outstanding (in thousands):
Basic	63,746	64,246	64,048	64,131
Diluted	64,140	65,112	64,473	65,050

Dividends declared and paid	$23.1	$19.5	$45.8	$39.0
Dividends declared and paid per share	$0.35	$0.30	$0.70	$0.60

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:
Income from continuing operations	$101.1	$114.4	$162.2	$182.3
Net income	$101.1	$114.3	$162.5	$182.2

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
(in millions, except percentages)	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Net Sales
Carlisle Construction Materials	$631.2	$582.5	$48.7	8.4%	$1,077.3	$986.2	$91.1	9.2%
Carlisle Interconnect Technologies	201.8	209.4	(7.6)	(3.6)	396.0	406.1	(10.1)	(2.5)
Carlisle FoodService Products	87.8	63.5	24.3	38.3	171.1	123.9	47.2	38.1
Carlisle Fluid Technologies	71.0	68.2	2.8	4.1	131.5	129.4	2.1	1.6
Carlisle Brake & Friction	79.9	73.3	6.6	9.0	153.1	145.3	7.8	5.4
Total	$1,071.7	$996.9	$74.8	7.5	$1,929.0	$1,790.9	$138.1	7.7

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$129.0	$133.1	$(4.1)	(3.1)%	$209.7	$205.4	$4.3	2.1%
Carlisle Interconnect Technologies	20.1	39.6	(19.5)	(49.2)	42.4	76.2	(33.8)	(44.4)
Carlisle FoodService Products	12.1	8.2	3.9	47.6	17.9	15.3	2.6	17.0
Carlisle Fluid Technologies	7.5	7.3	0.2	2.7	12.4	14.2	(1.8)	(12.7)
Carlisle Brake & Friction	1.4	4.8	(3.4)	(70.8)	2.6	8.5	(5.9)	(69.4)
Corporate	(11.3)	(14.1)	2.8	19.9	(29.5)	(30.1)	0.6	2.0
Total	$158.8	$178.9	$(20.1)	(11.2)	$255.5	$289.5	$(34.0)	(11.7)

EBIT Margins
Carlisle Construction Materials	20.4%	22.8%			19.5%	20.8%
Carlisle Interconnect Technologies	10.0	18.9			10.7	18.8
Carlisle FoodService Products	13.8	12.9			10.5	12.3
Carlisle Fluid Technologies	10.6	10.7			9.4	11.0
Carlisle Brake & Friction	1.8	6.5			1.7	5.8
Total	14.8	17.9			13.2	16.2

Carlisle Companies Incorporated
Condensed Consolidated Balance Sheets

	(Unaudited)
(in millions except share and per share amounts)	June 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$139.8	$385.3
Receivables, net	694.9	511.6
Inventories	436.0	377.0
Prepaid expenses	24.0	24.3
Other current assets	41.5	57.0
Total current assets	1,336.2	1,355.2

Property, plant, and equipment, net	683.1	632.2

Other assets:
Goodwill, net	1,180.2	1,081.2
Other intangible assets, net	1,005.3	872.2
Other long-term assets	24.1	25.0
Total other assets	2,209.6	1,978.4

TOTAL ASSETS	$4,228.9	$3,965.8

Current liabilities:
Accounts payable	$335.4	$243.6
Accrued expenses	235.3	246.7
Deferred revenue	31.2	23.2
Total current liabilities	601.9	513.5

Long-term liabilities:
Long-term debt	706.7	596.4
Deferred revenue	177.3	172.0
Other long-term liabilities	270.5	217.0
Total long-term liabilities	1,154.5	985.4

Shareholders' equity:
Preferred stock	—	—
Common stock	78.7	78.7
Additional paid-in capital	341.6	335.3
Deferred compensation equity	13.1	10.3
Treasury shares, at cost	(535.7)	(382.6)
Accumulated other comprehensive loss	(90.9)	(122.2)
Retained earnings	2,665.7	2,547.4
Total shareholders' equity	2,472.5	2,466.9

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,228.9	$3,965.8

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in millions)	2017	2016
Operating activities
Net income	$164.1	$183.7
Reconciliation of net income to net cash provided by operating activities:
Depreciation	40.2	36.9
Amortization	38.9	30.5
Stock-based compensation, net of tax benefit	7.3	(5.2)
Other operating activities, net	6.4	(1.5)
Changes in assets and liabilities, excluding effects of acquisitions:
Receivables	(167.6)	(120.2)
Inventories	(38.7)	(19.3)
Prepaid expenses and other assets	6.4	4.1
Accounts payable	71.7	61.3
Accrued expenses	(6.8)	5.9
Deferred revenues	13.1	4.1
Other long-term liabilities	(0.3)	(0.4)
Net cash provided by operating activities	134.7	179.9

Investing activities
Capital expenditures	(66.1)	(45.9)
Acquisitions, net of cash acquired	(225.9)	(103.1)
Other investing activities, net	0.1	0.1
Net cash used in investing activities	(291.9)	(148.9)

Financing activities
Proceeds from revolving credit facility	263.0	—
Repayment of revolving credit facility	(153.0)	—
Dividends paid	(45.8)	(39.0)
Proceeds from exercise of stock options	3.5	39.8
Withholding tax paid related to stock-based compensation	(8.1)	(4.7)
Repurchases of common stock	(150.0)	(40.9)
Net cash used in financing activities	(90.4)	(44.8)

Effect of foreign currency exchange rate changes on cash and cash equivalents	2.1	1.0
Change in cash and cash equivalents	(245.5)	(12.8)
Cash and cash equivalents
Beginning of period	385.3	410.7
End of period	$139.8	$397.9